Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STAFFMARK HOLDINGS, INC.
     Staffmark Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Staffmark Holdings, Inc.
     2. The name under which the Corporation was originally incorporated was Compass CS Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 27, 1999 (as previously amended from time to time, the “Certificate of Incorporation”).
     3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation heretofore in effect, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
     4. The text of the Amended and Restated Certificate of Incorporation as so adopted reads in its entirety as follows:
ARTICLE I
NAME
     The name of the corporation is Staffmark Holdings, Inc. (the “Corporation”).
ARTICLE II
AGENT
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.
ARTICLE III
PURPOSE
     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV
STOCK
     4.1 Authorized Stock. The Corporation shall have the authority to issue [__________] million [(________)] shares of capital stock, consisting of [________] million [(_________)] shares of common stock with a par value of $0.001 per share (the “Common Stock”), and 100 million (100,000,000) shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.
     4.2 Common Stock.
          (1) Voting. Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, the holders of the Common Stock shall be entitled to:
          (a) one vote for each share of Common Stock held at all meetings of stockholders; and
          (b) cast votes in person or by proxy in the manner and to the extent permitted under the Bylaws of the Corporation (the “Bylaws”).
          (2) Dividends. Subject to preferences that may be applicable to any series of Preferred Stock then outstanding, the holders of outstanding shares of Common Stock shall be entitled to receive ratably any dividends declared by the Board of Directors out of assets legally available.
     4.3 Preferred Stock. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
          The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

ARTICLE V
BOARD OF DIRECTORS
     5.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors consisting of not fewer than three (3) nor more than twenty (20) directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
     5.2 Election and Terms of Office. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision, each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision, and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; and, provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
          If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.
     5.3 No Cumulative Voting. No stockholder shall be permitted to cumulate votes at any election of directors.
     5.4 Removal. Subject to the rights of the shares of any series of Preferred Shares then outstanding, any director or the entire Board of Directors may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of the capital stock of the Corporation entitled to vote in any annual election of directors or class of directors.
     5.5 Vacancies. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this ARTICLE V and any resolution or resolutions adopted by the Board of Directors pursuant thereto.
     5.6 Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any of or all of the powers and duties of the Board of Directors to the full extent permitted by law.
ARTICLE VI
LIABILITY OF DIRECTORS AND OFFICERS
     6.1 Elimination of Certain Liability of Directors. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of any part of this ARTICLE VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
     6.2 Indemnification and Insurance.
          (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.
               The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise (an “undertaking”); and provided, further, that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.
          (2) Non-Exclusivity of Rights; Accrued Rights. The right to indemnification and the advancement of expenses conferred in this Section 6.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Any repeal or modification of this Section 6.2 shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.
          (3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
          (4) Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of paragraph (1) of this Section 6.2 or to any agent of the Corporation, subject to such conditions as the Board of Directors may deem advisable.
          (5) Savings Clause. If this ARTICLE VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder as to all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE VI to the fullest extent permitted by any applicable portion of this ARTICLE VI that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VII
CONSIDERATION OF OTHER CONSTITUENCIES
     In addition to any other considerations which they may lawfully take into account in determining whether to take or to refrain from taking action on any matter and in discharging their duties under applicable law and this Amended and Restated Certificate of Incorporation, the Board of Directors, its committees and each director may take into account the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon the communities in which the Corporation and its subsidiaries do business; provided, however, that this ARTICLE VII shall be deemed solely to grant discretionary authority only and shall not be deemed to provide to any constituency a right to be considered.
ARTICLE VIII
STOCKHOLDER ACTION
     Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.
     Subject to any requirement of applicable law, the Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.
ARTICLE IX
SPECIAL MEETINGS
     Special meetings of the stockholders may be called only in accordance with the Bylaws and may not be called by stockholders.
ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION
     Subject to any requirement of applicable law or any other provision of this Amended and Restated Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE X. In addition to any affirmative vote required by applicable law or any other provision of this Amended and Restated Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the total voting power of outstanding voting securities, voting together as a single class, at a special meeting of stockholders called in accordance with the Bylaws, shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Amended and Restated Certificate of Incorporation.
ARTICLE XI
AMENDMENT OF BYLAWS
     The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined from time to time in this Amended and Restated Certificate of Incorporation) or by written consent. The stockholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the stockholders, unless such action is approved by the affirmative vote of the holders of not less than sixty six and two thirds percent (66 2/3%) of the total voting power of outstanding voting securities, voting together as a single class at a special meeting of stockholders called in accordance with the Bylaws.